FILE NO. 70-9897
(2nd POS Request to Extend Time)
SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549 POST-EFFECTIVE AMENDMENT NO. 5 TO
FORM U-1
APPLICATION/DECLARATION
UNDER
THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
______________________________
Allegheny Energy, Inc. 10435 Downsville Pike Hagerstown, MD 21740 Allegheny Energy Supply Company, L.L.C. 4350 Northern Pike Monroeville, PA 15146-2841
___________________________
Allegheny Energy, Inc. 10435 Downsville Pike Hagerstown, MD 21740
The Commission is requested to send copies of all notices, orders and communications in connection with this Application / Declaration to:
Thomas K. Henderson Vice President and General Counsel Allegheny Energy, Inc 10435 Downsville Pike Hagerstown, MD 21740	Anthony Wilson Senior Counsel Allegheny Energy Service Corporation 10435 Downsville Pike Hagerstown, MD 21740

Item 1. Description of the Proposed Transaction
A. Introduction

          Now comes Allegheny Energy, Inc. ("Allegheny"), a registered holding company, and Allegheny Energy Supply Company, L.L.C. ("AE Supply"),[1] a wholly owned generating company subsidiary of Allegheny and also a registered holding company (collectively "Applicants"), and seek by this fifth post-effective amendment (this "Amendment") to amend the order issued by the Securities and Exchange Commission (the "Commission") in Holding Company Act Release No. 27486 (December 31, 2001) (the "Financing Order") to extend the Rule 24 period to complete the previously approved transfer of certain generating assets through December 31, 2003. The transaction proposed herein falls within Rules 24 and 54 promulgated under the Act. The authorization sought in this Application, together with other authorizations granted by this Commission,[2] are a critical part of the Applicants' strategy to address the impact of the industry wide credit and liquidity crises on the Applicants. Applicants request that the Commission issue an order not later than June 1, 2003.

B. Renewed Request For Extension of Time

          In the Financing Order, the Commission authorized, among other things, the restructuring of AE Supply by approving: (i) the merger of AE Supply into New AE Supply, a new Maryland corporation and a subsidiary of Allegheny; (ii) the transfer from Allegheny to New AE Supply of, and the reorganization of, Allegheny Energy Supply Hunlock Creek, LLC ("Hunlock Creek") and Green Valley Hydro, LLC ("Green Valley"); and, (iii) the reorganization of Allegheny Energy Supply Conemaugh, LLC ("Conemaugh") and Allegheny Generating Company ("AGC").

          By post-effective amendment No. 3, filed March 28, 2002 in this docket ("Post-Effective Amendment No. 3"), Applicants requested an extension of the time to complete the restructuring of AE Supply in accordance with the aforementioned authority. However, due to the number and complexity of the underlying transactions, and the subsequent onset of an industry wide credit and liquidity crises, Applicants were unable to complete the transactions approved in the Financing Order within the period specified under Rule 24 and were forced to withdraw Post- Effective Amendment No. 3 in order to focus on addressing the implications of the liquidity and credit crisis on the Applicant.[3]

1 In Holding Co. Act Release No. 27101 (November 12, 1999) the Commission authorized the formation and financing of AE Supply. AE Supply is a public utility company within the meaning of the Act, but not for purposes of state regulation. All requests for authorization by and for AE Supply herein shall apply to AE Supply and its successor New AE Supply, for so long as New AE Supply remains a subsidiary of Allegheny. All requests for authorization by and for New AE Supply herein shall also apply to AE Supply for so long as AE Supply remains a subsidiary of Allegheny (i.e. prior to the merger into New AE Supply).

2 See Holding Company Act Release ("HCAR") No. 27571, Supplemental Order Authorizing Dividends Out of Capital Surplus (September 27, 2002); HCAR No. 27579, Supplemental Order Authorizing Issuance and Sale of Secured Debt and Reserving Jurisdiction (October 17, 2002); and, HCAR No. 27***, Order Authorizing Financing (to be issued).

3 See footnote no. 2 above.

By this Amendment, Applicants request an extension of the time to complete the restructuring of AE Supply, in accordance with the Financing Order, until December 31, 2003. There have been no material changes in the facts or representations set forth in File No. 70-9897 on which the Financing Order and subsequent orders were based.

Item 2. Fees, Commissions and Expenses

          No fees, commissions and expenses are expected to be incurred in connection with the proposed transaction. None of the fees, commissions or expenses is to be paid to any associate or affiliate company of Allegheny or any affiliate of any such associate company except for legal, financial and other services to be performed at cost.

Item 3. Applicable Statutory Provisions

          Rule 24(c)(1) promulgated under the Act requires the execution of approved transactions within sixty (60) days of the issuance of a Commission order. Additionally, Rule 24 provides for the extension of the sixty day period upon application to the Commission. As set forth herein, Applicants were unable to complete the transactions approved by the Financing Order within the period specified under Rule 24. Subsequently, Applicants filed Post-Effective Amendment No. 3 seeking an extension of the period provided under Rule 24. As of September 27, 2002, the Commission had taken no action on Post-Effective Amendment No. 3. Thereafter, due to a marked deterioration in energy financial markets and the Applicants financial condition, the Applicants were, as previously described, forced to withdraw Post-Effective Amendment No. 3 in order to focus on addressing the implications of the liquidity and credit crisis on the Applicant.[4]

          Rule 53 limits the use of proceeds from the issuance of any securities (including any guarantees) by a registered holding company to finance investments in any "exempt wholesale generator," as defined in Section 32 of the Act ("EWGs") and "foreign utility companies," as defined in Section 33 of the Act ("FUCOs"), and Rule 54 provides that, in determining whether to approve any transaction that does not relate to an EWG or FUCO, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary that is an EWG or FUCO upon the registered holding company system if paragraphs (a), (b) and (c) of Rule 53 are satisfied.

          Allegheny is in compliance with all requirements of Rule 53(a). Allegheny's aggregate investment (as defined in Rule 53(a)(1)(i), in EWGs and FUCOs at December 31, 2002 was approximately $_____ million, or approximately ___% of Allegheny's consolidated retained earnings of $_______million for the four quarters ended December 31, 2002 as defined in Rule 53(a)(1)(ii). In addition, Allegheny has complied and will comply with the record-keeping requirements of Rule 53(a)(2), the employee limitation under Rule 53(a)(3), and the limitation under Rule 53(a)(4) concerning the submission of copies of certain filings under the Act to retail

4 See File No. 70-9897, Withdrawal of Application (September 27, 2002).

regulatory commissions. In the Financing Order, the Commission authorized Allegheny to invest up to $2 billion in EWGs and FUCOs. Finally, none of the circumstances described in Rule 53(b) has occurred or is continuing. Accordingly, Rule 53(c) is by its terms inapplicable to the transactions proposed herein that do not involve the issue and sale of securities (including guarantees) to finance an acquisition of an EWG or FUCO.

Item 4. Regulatory Approvals
Other than the Commission, no other state or federal regulatory commission has jurisdiction over the transactions for which authority is sought herein.
Item 5. Procedure

          It is submitted that a recommended decision by a hearing or other responsible officer of the Commission is not needed for approval of the Transaction. The Division of Investment Management may assist in the preparation of the Commission's decision. There should be no waiting period between the issuance of the Commission's order and the date on which it is to become effective.

Item 6. Exhibits and Financial Statements (a) Exhibits H Form of Notice (b) Financial Statements
Exhibit No.	Description of Document
1.1	Consolidated Balance Sheet of Allegheny Energy, Inc. as of December 31, 2001 (incorporated by reference to Allegheny's Form 10-K for the fiscal year ended December 31, 2001, File No. 1-267);
1.2

Consolidated Statement of Income of Allegheny Energy, Inc. for the year ended December 31, 2001 (incorporated by reference to Allegheny's Form 10-K for the fiscal year ended December 31, 2001, File No. 1-267)

1.3

Consolidated Balance Sheet of Allegheny Energy Supply Company, LLC as of December 31, 2001 (incorporated by reference to AE Supply's Form 10-K for the fiscal year ended December 31, 2001, File No. 333-72498);

1.4

Consolidated Statement of Income of Allegheny Energy Supply Company, LLC, for the year ended December 31, 2001 (incorporated by reference to AE Supply's Form 10-K for the fiscal year ended December 31, 2001, File No. 333-72498)

2.1	Consolidated Balance Sheet of Allegheny Energy, Inc. as of September 30, 2002 (incorporated by reference to Allegheny's Form 8-K filed on December 19, 2002, File No. 1-267).
2.2	Consolidated Statement of Operations of Allegheny Energy, Inc. as of September 30, 2002 (incorporated by reference to Allegheny's Form 8-K filed on December 19, 2002, File No. 1-267).
2.3	Consolidated Balance Sheet of Allegheny Energy Supply Company, LLC as of September 30, 2002 (incorporated by reference to Allegheny's Form 8-K filed on December 19, 2002, File No. 1-267).
2.4	Consolidated Statement of Operations of Allegheny Energy Supply Company, LLC as of September 30, 2002 (incorporated by reference to Allegheny's Form 8-K filed on December 19, 2002, File No. 1-267).
Item 7. Information as to Environmental Effects

                (a)     For the reasons set forth in Item 1 above, the authorization applied for herein does not require major federal action significantly affecting the quality of the human environment for purposes of Section 102(2)(C) of the a National Environmental Policy Act (42 U.S.C. 4232(2)(C)).

(b) Not applicable.

SIGNATURE

Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.

Allegheny Energy, Inc. Allegheny Energy Supply Company, L.L.C. By: /S/ THOMAS K. HENDERSON Thomas K. Henderson Vice President
Date: February 18, 2003